Exhibit 99.1

GBBT – R3 Score Announces Partnership with Baltimore Development Corporation

Baltimore Development Corporation to use R3 Score’s technology for applicants with less than Prime credit scores

BALTIMORE, MD, Sept. 10, 2021 (GLOBE NEWSWIRE) – via NewMediaWire – Global Boatworks Holdings, Inc. (OTC: GBBT), (“Global” or “the Company”) an innovative provider of better-contextualized data to businesses for the 1-in-3 Americans living with a criminal record, and consumers with thin credit files, today announced it has entered into a two-year pilot with Baltimore Development Corporation.

Baltimore Development Corporation (“BDC”) serves as the economic development arm for the City of Baltimore. Their mission is to grow the city’s economy in an inclusive manner by retaining, expanding, and attracting businesses, and promoting investment, thereby increasing career opportunities for residents. BDC has a strong commitment to equitable economic development with a focus on supporting small businesses throughout Baltimore City, including providing loans.

“When we met the team at BDC, I knew that they were committed to investing in small businesses that mattered to the city, so it was a privilege to work with them to develop a two-year pilot that is the first of its kind for R3 Score. By way of our partnership with BDC, we can begin to test the efficacy of our product in helping lenders understand alternative metrics around consumers with below Prime credit scores, irrespective of their criminal history. This is a very exciting step towards broader adoption of the R3 Score platform,” said Laurin Leonard, CEO of GBBT.

In this pilot, BDC has signed on as a business customer of R3 Score and will use R3 Score’s technology for a portion of the applications received that they would like to continue reviewing for a small business loan, but the business operator may fall below the preferred traditional credit score. This means that BDC is committed to a more equitable economy by supporting minority and women-owned businesses that may have been negatively impacted by institutional racism and/or generational poverty. Their commitment includes implementing developed strategies and bringing R3 Score on board to intentionally create an inclusive and equitable Baltimore economy whereby a traditional credit score and report may no longer be an instant barrier.

“BDC recently released its Baltimore Together strategic plan to build a more inclusive economy. Our partnership with R3 Score is an example of implementing our Baltimore Together vision to create economic opportunities for all, including returning citizens and others facing systemic barriers,” said Colin Tarbert, President & CEO of BDC.

This pilot is an extension of R3 Score’s commitment to Baltimore’s community lending ecosystem. Presently, Baltimore Community Lending (BCL), a Baltimore based Community Development Financial Institution (CDFI), is a local customer and partner in providing small business loans to Baltimore entrepreneurs living with records through a channel partnership with the Association for Enterprise Opportunity. BCL just recently closed on their first loan and Angella Aizire, BCL’s R3 Score loan officer, says, “Our client was appreciative of the R3 Score process, which supports people with records as they re-integrate into society through small business development. He shared that he often faced challenges adjusting to living in the community and the impact of the criminal background check coupled with his access to financial products and services made it difficult to move forward. The R3 Score process was quick, comfortable to go through, and made our client feel at ease.”

About Global Boatworks Holdings, Inc. and R3 Holdings, Inc.

Global completed a definitive Share Exchange Agreement with Baltimore, Maryland-based R3 Technologies, Inc. on September 23, 2020. R3 Holdings, Inc. is a SaaS company that provides a more contextualized criminal background report and alternative credit score for use by businesses of all sizes and in every industry. R3’s AI-enabled, financial software platform uses proprietary data-driven scoring designed to unlock new valuable information about employees and financial services consumers utilizing a multi-factor algorithm based on 11 factors assessing character, capacity, and current choice. To learn more about R3 Score, visit .

About Baltimore Development Corporation

The Baltimore Development Corporation (“BDC”) is the economic development agency for the City of Baltimore. BDC’s mission is to grow the city’s economy in an inclusive manner by retaining, expanding and attracting businesses and promoting investment, thereby increasing career opportunities for residents. BDC is committed to a more equitable economy by supporting minority and women-owned businesses and promoting investment in neighborhoods that have been negatively impacted by institutional racism and/or generational poverty. BDC develops strategies and facilitates collaboration among its partners to intentionally create an inclusive and equitable economy.

About Baltimore Community Lending

Baltimore Community Lending (“BCL”) is a Community Development Financial Institution serving Baltimore City exclusively. BCL is 100% dedicated to delivering responsible, affordable lending products to help low-income, low-wealth, and other disadvantaged people and communities join the economic mainstream. BCL is making loans to small real estate developers and small business owners committed to developing underserved neighborhoods. BCL supports the revitalization and strengthening of underserved Baltimore neighborhoods through innovative and flexible financial resources designed to promote community development.

Forward-Looking Statements

This press release may contain “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this presentation, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this presentation relating to the view of the management of R3 Score Technologies, Inc. (the “Company”) concerning its business strategy, future operating results, and liquidity and capital resources outlook. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you, therefore, against relying on any of these forward-looking statements. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Contact:

Info@R3Score.com

Investor Relations Contact:

TraDigital IR

Kevin McGrath

(646) 418-7002

kevin@tradigitalir.com